Exhibit 21.1

SUBSIDIARIES OF AB PRIVATE CREDIT INVESTORS CORPORATION

NAME	Jurisdiction of Organization

ABPCIC Equity Holdings, LLC	Delaware

ABPCIC NC Holdings LLC	Delaware

ABPCIC Funding II LLC	Delaware

ABPCIC Funding IV LLC	Delaware

ABPCIC Funding V LLC	Delaware

ABPCIC Swyft Holdings LLC	Delaware

ABPCI Direct Lending Fund CLO VI Depositor LLC	Delaware

ABPCI Direct Lending Fund CLO VI Ltd	Grand Cayman Islands

ABPCI Direct Lending Fund CLO XIII LTD	Jersey

ABPCI Direct Lending Fund CLO XIII LLC	Delaware

ABPCI Direct Lending Fund CLO XIII First Static Subsidiary Ltd	Jersey

ABPCI Direct Lending Fund CLO XIII Second Static Subsidiary Ltd	Jersey

ABPCIC Global Radar, LLC	Delaware

ABPCIC AOM LLC	Delaware

ABPCIC Avant LLC	Delaware